OPTION AGREEMENT

This Agreement, effective as of February 28, 2014 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts, as represented by its Amherst campus, and Amarantus Bioscience Holdings, Inc. (“Company”), a Nevada corporation.

RECITALS

Whereas, University is a joint owner by assignment, together with the Company, of the intellectual property rights as described in University’s invention disclosure number UMA 14-006, entitled “MANF as a Therapeutic Agent for the Production of Mammalian Sensory Cells”;

Whereas, Company is engaged in business relating to the development and commercialization of products that can use or incorporate University’s intellectual property rights and has the capability of developing commercial applications of the intellectual property;

Whereas, Company desires to obtain an option to negotiate an exclusive license, which will include the terms in EXHIBIT B, to University’s intellectual property rights, and University is willing to grant that option under the following conditions so that these intellectual property rights may be developed to their fullest and the benefits enjoyed by the general public; and

Whereas, the license that is granted in this Agreement promotes the development of publicly funded intellectual property to practical application for the public good.

Therefore, University and Company agree as follows:

1.	Exclusive License Option.

1.1.          Definitions.

(a)          “Field” means all fields.

(b)          “Patent Rights” means the United States and foreign patents and patent applications set forth on Exhibit A, which shall be updated when information becomes available, including any divisional, continuation, and continuation-in-part applications to the extent the claims are directed to subject matter specifically described in the parent application, and foreign equivalents thereof, as well as any patents issued thereon or reissues, reexaminations, or extensions thereof. Neither Party will file a continuation-in-part application without the consent of the other Party.

1.2.          Grant of Option Right. University grants Company a first option to obtain a worldwide, royalty-bearing, exclusive license (with the right to sublicense) under its commercial rights in the Patent Rights in the Field (the “Option Right”). Company may exercise the Option Right upon written notice to University which is received by University within eighteen (18) months after the Effective Date (the “Option Period”).

(a)          If Company elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, University may license its commercial rights under the relevant Patent Right to any third party.

(b)          If Company does elect to exercise the Option Right, University and Company shall negotiate in good faith a license agreement containing commercially reasonable terms and conditions. If University and Company are unable to reach agreement within four (4) months after Company exercises the Option Right, University may offer its rights in the relevant Patent Right to any third parties.

1.3.          Limited License. For the term of this Agreement, University grants Company a license to the Patent Rights solely for purposes of carrying out the obligations and purposes of this Agreement.

1.4.          Warranty Disclaimer. University represents that its employees have assigned or agree to assign to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the option right set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that exploitation of the Patent Rights will not infringe any patents or other intellectual property rights of a third party, or (c) that any third party is not currently infringing or will not infringe the Patent Rights.

2.	Company Obligations.

2.1.          Development Plan. Prior to the end of the Option Period, COMPANY shall deliver to University a written development plan in form and substance satisfactory to University.

2.2.          Extension. Company may extend the Option Period for and additional six (6) months upon (a) demonstration to the satisfaction of the University of continued progress in evaluating the business opportunity that is presented by the Patent Rights and (b) payment of Five Thousand Dollars ($5,000) to University.

3.	Consideration for Grant of Rights.

Option Fee. In consideration of the rights granted Company under this Agreement, Company shall pay to University on the Effective Date an option fee of One Thousand Dollars ($1,000). If option fee is not paid in full within fifteen (15) days of the Effective Date of this Agreement, the Agreement shall automatically terminate. The option fee payment is nonrefundable and is not creditable against any other payments due to University under this Agreement.

4.	Patents

4.1           Maintenance of Patent Rights.

(a) University has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to Company. University shall consult with Company as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office, shall furnish Company with copies of relevant documents reasonably in advance of consultation, and shall consider in good faith any comments of Company on any of the foregoing.

(b)          If University desires to abandon any patent or patent application within the Patent Rights, University shall provide Company with at least sixty (60) days prior notice of the intended abandonment, and Company may, at its expense, prepare, file, prosecute, and maintain the relevant Patent Rights.

(c)          University shall consult with Company as to the jurisdictions in which to file, prosecute, and maintain Patent Rights. Notwithstanding the foregoing, Company shall have the right (but not the obligation) to elect to file, prosecute, and maintain Patent Rights in any jurisdiction not selected by University.

4.2           Cooperation. Each party shall provide reasonable cooperation in the preparation, filing, prosecution, and maintenance of all Patent Rights. Cooperation includes, without limitation, promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

4.3           Payment of Patent Expenses.

(a)          Upon Effective Date, Company shall remit a retainer fee of Fifteen Thousand Dollars ($15,000) to cover initial patent expenses to be incurred by the University in connection with obtaining the Patent Rights.

(b)          For all patent-related expenses in excess of Fifteen Thousand Dollars ($15,000) that are incurred by University pursuant to Section 4.1, Company and University shall mutually agree on retainers to be provided by Company to University counsel. If Company and University agree not to provide patent counsel with any additional retainers, Company shall reimburse University within thirty (30) days after University invoices Company for all excess patent expenses incurred by University pursuant to Section 4.1.

5.	Information Exchange.

5.1.          Purpose. During the term of this Agreement, Company and University are likely to exchange information relating to the Patent Rights and their potential commercial exploitation by Company. The following provisions are intended to protect the confidential or proprietary information of each party during this period of information exchange.

5.2.          Definition of Confidential Information. “Confidential Information” means any confidential or proprietary information disclosed by one party to the other party in connection with this Agreement, provided that the information is specifically designated as confidential. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the disclosing party and delivered to the receiving party as soon as possible within thirty (30) days of the date of disclosure, summarizing the Confidential Information disclosed to the receiving party and referencing the time and place of disclosure.

5.3.          Obligations. For two (2) years after disclosure of any portion of Confidential Information, the receiving party (a) shall maintain the Confidential Information in confidence, except that the receiving party may disclose or permit the disclosure of Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (b) may use Confidential Information solely for purposes of this Agreement; and (c) may allow its trustees or directors, officers, employees, consultants, and advisors to reproduce Confidential Information only to the extent necessary for purposes of this Agreement, with all reproductions being Confidential Information.

5.4.          Exceptions. The obligations of the receiving party under Section 5.3. above do not apply to the extent the receiving party can demonstrate that Confidential Information (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the receiving party; (c) was already known or independently developed or discovered by the receiving party without use of the Confidential Information; (d) is or was disclosed to the receiving party at any time by a third party with no fiduciary relationship with the disclosing party and with no obligation of confidentiality with respect to the Confidential Information; or (e) is required to be disclosed to comply with applicable laws, regulations, or a court or administrative order, provided that the receiving party provides to the disclosing party reasonable prior written notice of the disclosure.

5.5.          Ownership and Return. The receiving party acknowledges that the disclosing party (or any third party entrusting its own information to the disclosing party) owns its Confidential Information in the possession of the receiving party. Upon the expiration or termination of this Agreement or at the request of the disclosing party, the receiving party shall return to the disclosing party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the receiving party. However, the receiving party may retain one (1) copy of the Confidential Information solely for the purpose of monitoring its obligations under this Agreement.

6.	Term and Termination.

6.1.          Term.  Unless earlier terminated in accordance with the provisions herein or upon execution of a license agreement contemplated herein, this Agreement begins on the Effective Date and remains in effect for eighteen (18) months, or twenty four (24) months in the event Company has elected to exercise the Option Right pursuant to Section 2.2.

6.2.          Failure to Exercise Option Right. If Company fails to exercise the Option Right during the Option Period, this Agreement shall terminate upon the conclusion of the Option Period.

6.3.          Termination for Default. If either party commits a material breach of its obligations (specifically including nonpayment of any amounts due to University) under this Agreement and fails to cure that breach within ten (10) days after receiving written notice, the other party may terminate this Agreement immediately upon written notice to the party in breach.

6.4.          Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 5 and 7; Sections 4.3, 8.1. and 8.6.

7.	Dispute Resolution.

7.1.          Procedures Mandatory. The parties shall resolve any dispute arising out of or relating to this Agreement solely by means of the procedures set forth in this Article. These procedures constitute legally binding obligations that are essential provisions of this Agreement. However, all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, the other party may bring an action for specific performance in any court of competent jurisdiction.

7.2.          Dispute Resolution Procedures.

(a)          Negotiation. If there is a dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date notice is received by the other party (the “Notice Date”). The parties shall refer any disputes that are not resolved by good faith discussions to senior executives of each party, who shall meet at a mutually acceptable time and location as soon as possible within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

(b)          Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred twenty (120) days after the Notice Date.

(c)          Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute. However, the parties expressly waive the right to a jury trial in the legal proceeding under this Subsection 7.2(c).

7.3.          Preservation of Rights Pending Resolution.

(a)          Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b)          Provisional Remedies. Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief, if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)          Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) are tolled while the procedures set forth in Subsections 7.2.(a) and 7.2.(b) are pending. The parties shall take any actions necessary to effectuate this result.

8.	Miscellaneous.

8.1.          Publicity Restrictions. Company may not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University. The foregoing notwithstanding, Company may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company gives University at least ten (10) days prior written notice of the proposed text so the University may comment on the text.

8.2.          Research Funded by Grants.

(a)          Federal Government. To the extent that any invention claimed in the Patent Rights has been funded by the federal government, this Agreement and the grant of any rights in that invention is subject to and governed by federal law as set forth in 35 U.S.C. §§201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. If any term of this Agreement fails to conform with those laws and regulations, the relevant term is invalid, and the parties shall modify the Agreement pursuant to Section 8.8.

(b)          Other Organizations. To the extent that any invention claimed in the Patent Rights has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in that invention is subject to and governed by the terms and conditions of the applicable research grant. If any term of this Agreement fails to conform with those terms and conditions, the relevant term is invalid and the parties shall modify the term pursuant to Section 8.8.

8.3.          Tax-Exempt Status. Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, holds the status of an exempt organization under the Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the Patent Rights were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and the parties shall modify the term in accordance with Section 8.8.

8.4.          Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld.

8.5.          Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance relates only to that instance and may not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

8.6.          Governing Law. This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Each party shall bring any legal action arising out of or in connection with this Agreement in the Massachusetts Superior Court in Suffolk County.

8.7.          Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to University:

Office of Commercial Ventures and Intellectual Property

University of Massachusetts

715 North Pleasant Street

Amherst, MA 01003-9304

Attention:      Director

If to Company:

Amarantus Bioscience Holdings, Inc.

OTCQB: AMBS

675 Almanor Ave

Sunnyvale, CA 94085

Attention:      President

All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

8.8.          Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 7. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

8.9.          Entire Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

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The parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF MASSACHUSETTS		AMARANTUS BIOSCIENCE HOLDINGS, INC.

By:		By:

Name:	Fred Reinhart	Name:	Marc E. Faerber
Title:	Director	Title:	CFO
CVIP
Date:		Date:	2/28/2014

EXHIBIT A

List of Patent Rights

Patent applications to be filed based on UMA 14-006, entitled “MANF as a Therapeutic Agent for the Production of Mammalian Sensory Cells”